For further information contact: John W. Bordelon, Chairman, President and CEO (337) 237-1960
Release Date: September 29, 2021
For Immediate Release

Donald W. Washington

HOME BANCORP NAMES WASHINGTON
TO BOARD OF DIRECTORS

Lafayette, La. – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), and Home Bank, N.A. (the “Bank”), the Company’s wholly-owned subsidiary (www.home24bank.com), announced that Donald W. Washington has been appointed to its Board of Directors, effective October 15, 2021.

“We are excited to welcome Donald back to our Board of Directors,” said John W. Bordelon, Chairman, President and Chief Executive Officer of the Company and Bank. “He has earned an exceptional reputation by leading high-performing teams, successful businesses and outstanding service to our Country. He rejoins a Board that is fully committed to serving our customers and employees well with superior results for our shareholders.”

“Donald’s recent service to our Country as Director of the United States Marshals Service, combined with his prior business experience, law practice, service leadership, and prior board experience, will help us round out our Board,” stated Chris P. Rader, Chairman of the Company’s Corporate Governance and Nominating Committee. “His experience fits perfectly into the qualities and characteristics that we defined during the search process. We look forward to him again serving with us.”

Donald W. Washington most recently served as the 11th Director of the United States Marshals Service (“USMS”). He previously served as a member of the board of directors for Home Bancorp, Inc. and Home Bank, N.A. from June 2016 until he was sworn in as director of USMS on March 29, 2019. He is a former partner in the law firm of Jones Walker LLP. His practice encompassed complex civil and criminal litigation and the representation of corporations and individuals in internal and government investigations. Washington served on the boards of the Innocence Project of New Orleans, Public Affairs Research Council of Louisiana, University of Louisiana Foundation, Community Foundation of Acadiana, Pines to the Gulf Girl Scout Council, and Goodwill Industries of Acadiana. Washington

received his juris doctor degree from South Texas College of Law, and his bachelor’s degree in Mechanical Engineering from the United States Military Academy at West Point.

About Home Bank, N.A.
Home Bank, N.A., founded in 1908 as Home Building & Loan, is the oldest financial institution founded in Lafayette Parish. Through the years, we’ve expanded to serve markets in South Louisiana and Mississippi: Acadiana, Baton Rouge, New Orleans, the Northshore of Lake Pontchartrain, St. Martin and Jeff Davis Parishes, as well as Natchez and Vicksburg.

With 40 locations across South Louisiana and Western Mississippi, Home Bank is committed to serving the needs of our communities. Personal banking has always been Home Bank’s trademark and that tradition continues as we grow, invest and serve our clients and community. We live our values each day, focusing on integrity, innovation and a commitment to serving others. For more information about Home Bank, visit www.home24bank.com.